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                                                                     Exhibit 4.2



                              SETTLEMENT AGREEMENT

                        NO: K.TEL. 76/HK810/SEK-32/2002

                                 BY AND BETWEEN

                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA TBK.

                                       AND

                           PT ARIA WEST INTERNATIONAL

                               DATED JULY 31, 2003

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                              SETTLEMENT AGREEMENT
                        NO: K.TEL.76/HK810/SEK-32/2002

This Settlement Agreement ("Settlement Agreement"), dated as of July 31, 2003, is made by and between PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA TBK., a limited liability company organized under the laws of the Republic of Indonesia ("Telkom"), and PT ARIA WEST INTERNATIONAL, a limited liability company organized under the laws of the Republic of Indonesia ("AriaWest"). Telkom and AriaWest are collectively referred to herein as "parties" and each as a "party". Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the KSO Agreement (defined below) and the Sale and Purchase Agreement (defined below).

WHEREAS, Telkom and AriaWest entered into the KSO Agreement No.
PKS.222/HK.810/UTA-00/95, dated October 25, 1995, as amended and restated on July 31, 2003 (the "KSO Agreement") for the development of a fixed-line telecommunications network in West Java, Indonesia.

WHEREAS, Telkom and AriaWest also entered into the KSO Construction Agreement No.PKS.222/K.810/UTA-00/95 dated October 20, 1995, the Side Agreement on the Validity of the KSO Agreement dated October 20, 1995, the Side Agreement on Relief of VAT dated October 26, 1995, the Agreement between Telkom and AriaWest regarding Section 16.2 of the KSO Agreement dated October 25, 1995, the Agreement for the Conduct of a Feasibility Study between Telkom and AriaWest dated January 24, 1997, the Agreement on Feasibility Study between Telkom and AriaWest dated January 28, 1997, the Statement of Agreement dated July 28, 1996, the Memorandum of Understanding dated July 31, 1996, the Memorandum of Understanding dated August 19, 1996, the Memorandum of Understanding dated June 5, 1998 (as to AriaWest) (the "1998 MOU"), the PTO Guarantee, the Side Letter Regarding the Effective Date of the 1998 MOU dated August 28, 1998 (as to AriaWest), the Undated Note of Clarification to Section 2.6 of the 1998 MOU dated June 5, 1998 made in December

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1998 (as to AriaWest), the Good Faith Interim Solutions Agreement dated
September 11, 2000, (such agreements collectively, together with any and all other agreements between the parties with respect to the KSO Unit, the KSO System and the KSO Project, but excluding the KSO Agreement and the License dated October 19, 1995 (Ref: K.S. 001/3/5 MPPT-95), are hereafter referred to as the "KSO Project Agreements").

WHEREAS, an arbitration proceeding (reference number 11 565/BWD/SPB/JNK) (the "Arbitration Proceeding") is currently pending between Telkom and AriaWest before the International Chamber of Commerce Court of Arbitration ("ICC").

WHEREAS, on May 16, 2001 AriaWest filed with the ICC a request for arbitration setting forth various claims in connection with the KSO Project, the KSO Agreement, certain of the KSO Project Agreements and the operation and management of the KSO Unit and the KSO System and subsequent thereto AriaWest has filed certain answers to Telkom's counterclaims and additional claims with the arbitration tribunal (the "Arbitration Tribunal") in the Arbitration Proceeding.

WHEREAS, on August 20, 2001 Telkom filed with the ICC an answer to AriaWest's request for arbitration, denying any liability to AriaWest and setting forth various counterclaims against AriaWest in connection with the KSO Project, the KSO Agreement, certain of the KSO Project Agreements and the operation and management of the KSO Unit and the KSO System, and subsequent thereto Telkom has filed certain additional counterclaims with the Arbitration Tribunal in the Arbitration Proceeding.

WHEREAS, pursuant to a Conditional Sale and Purchase Agreement, dated May 8, 2002 (the "Sale and Purchase Agreement"), as amended by the First Amendment to Conditional Sale and Purchase Agreement dated July 31, 2003, among Telkom, PT Aria Infotek ("Aria Infotek"), MediaOne International I, B.V. ("MediaOne") and The Asian Infrastructure Fund ("AIF" and together

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with Aria Infotek and MediaOne collectively, the "Selling Shareholders" and each a "Selling Shareholder"), the Selling Shareholders have agreed to sell, and Telkom has agreed to purchase, all of the issued and paid-up ordinary shares of AriaWest owned or held by the Selling Shareholders (the "Sale Shares").

WHEREAS, pursuant to the Sale and Purchase Agreement, it is a condition precedent to closing of the sale and purchase of the Sale Shares that Telkom and AriaWest enter into this Settlement Agreement, and Telkom and AriaWest now enter into this Settlement Agreement as of the Closing Date on the terms and conditions set forth herein.

WHEREAS, in light of the foregoing and considering the costs and risks of further litigation, the parties now enter into this Settlement Agreement to permanently settle, resolve and put to rest with prejudice all claims and causes of action between and among them, that were or could have been raised in the Arbitration Proceeding or in any other proceeding that are in any way based upon, relating to or arising out of the KSO Project, the KSO Agreement, the KSO Project Agreements or the management and operation of the KSO Unit and the KSO System, on the terms and conditions set forth herein.

WHEREAS, this Settlement Agreement is not an admission of guilt or liability on the part of either party hereto and shall not be used as such. The parties hereto nevertheless agree to the terms set forth below solely in order to resolve the disputes between them without the costs and risks of further litigation.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, the parties hereby agree as follows:

Section 1. Payment of the Settlement Amount.

(a) Subject to the terms and conditions set forth in this Settlement Agreement, and in

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consideration of the releases, promises and other agreements set forth herein,
Telkom shall pay US$ 20,000,000 (the "Settlement Amount") to AriaWest at the Closing.

(b) Telkom shall pay the Settlement Amount to AriaWest in U.S. Dollars by wire transfer in immediately available funds to the bank account designated by the Selling Shareholders to Telkom in writing no later than three Business Days prior to the scheduled date of Closing. Upon receipt of the Settlement Amount, AriaWest shall promptly deliver to Telkom a written acknowledgment thereof.

(c) In the event Telkom is required to deduct or withhold any taxes in respect of the payment of the Settlement Amount, AriaWest shall only be entitled to receive from Telkom the Settlement Amount less the amount of such deduction or withholding.

Section 2. Dismissal and Costs of the Arbitration Proceeding.

(a) On the Closing Date, Telkom and AriaWest shall execute and submit a joint irrevocable request to the Arbitration Tribunal in the form of Exhibit A hereto to dismiss the Arbitration Proceeding with prejudice to the claims and counterclaims of Telkom and AriaWest. Each of Telkom and AriaWest will use its reasonable efforts to effect the dismissal of the Arbitration Proceeding in accordance with such request.

(b) Telkom and AriaWest shall share equally the administrative fees and arbitrators' fees and expenses of the Arbitration Proceeding, but with each party paying its own costs, including without limitation the fees of its attorneys, advisors and experts.

Section 3. AriaWest Release.

Except as set forth in Section 5, in consideration of payment of the Settlement Amount by Telkom and the promises and agreements set forth herein, on and from the Closing, AriaWest, on behalf of itself and its subsidiaries, affiliates, past and present

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directors, commissioners, officers, employees and agents, and predecessors, successors and assigns (AriaWest and such individuals and/or entities collectively, the "AriaWest Releasing Parties"), does hereby release, remise, resign and forever discharge Telkom and its subsidiaries, divisions, partners, affiliates, lenders, shareholders (including without limitation the Government of Indonesia and its ministries, agencies, officials, employees and agents), past and present directors, commissioners, officers, employees and agents, and predecessors, successors and assigns (Telkom and such individuals and/or entities collectively, the "Telkom Released Parties") from any and all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts and agreements, controversies, variances, trespasses, damages, judgments, extents, executions, claims and demands of any nature whatsoever, in law or in equity, of every kind and description (including, without limitation, for fraud), which the AriaWest Releasing Parties ever had, now has, or which it or its successors and assigns hereafter can, shall or may have against the Telkom Released Parties arising out of or in any way connected with the facts or circumstances existing at the date of this Settlement Agreement from the beginning of time to the date of this Settlement Agreement, including without limitation any claim relating to or in any way connected with any of the KSO Project, the KSO Agreement, the License, the KSO Project Agreements, the business, operation or management of AriaWest, the KSO Unit or the KSO System or any and all claims that are the subject of the Arbitration Proceeding.

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Section 4. Telkom Release.

Except as set forth in Section 5, in consideration of the releases, promises and agreements set forth herein, on and from the Closing, Telkom, on behalf of itself and its subsidiaries, divisions, affiliates, past and present directors, commissioners, officers, employees and agents, and predecessors, successors and assigns (Telkom and such individuals and/or entities collectively, the "Telkom Releasing Parties"), does hereby release, remise, resign and forever discharge AriaWest and its subsidiaries, affiliates, lenders, shareholders, past and present directors, commissioners, officers, employees and agents, and predecessors, successors and assigns (AriaWest and such individuals and/or entities collectively, the "AriaWest Released Parties") from any and all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts and agreements, controversies, variances, trespasses, damages, judgments, extents, executions, claims and demands of any nature whatsoever, in law or in equity, of every kind and description (including, without limitation, for fraud), which the Telkom Releasing Parties ever had, now has, or which it or its successors and assigns hereafter can, shall or may have against the AriaWest Released Parties arising out of or in any way connected with the facts or circumstances existing at the date of this Settlement Agreement from the beginning of time to the date of this Settlement Agreement, including without limitation any claim relating to or in any way connected with any of the KSO Project, the KSO Agreement, the License, the KSO Project Agreements, the business, operation or management of Ariawest, the KSO unit or the KSO System or any and all claims that are the subject of the Arbitration Proceeding.

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Section 5. Exceptions to Release.

The parties acknowledge and agree that nothing in this Settlement Agreement releases, remises, resigns or otherwise releases or discharges any party or any other person, including without limitation any Selling Shareholder or the Guarantor, from any of their respective rights or obligations under the Letter Agreement, the KSO Agreement or any of the Transaction Documents.

Section 6. Termination of KSO Project Agreements.

(a) Subject to the terms and conditions set forth herein, and in consideration of the releases, promises and other agreements set forth herein, each of the parties, on behalf of itself, its parents, subsidiaries, divisions, affiliates, past and present directors, commissioners, officers, employees, and agents, and predecessors, successors and assigns, agrees that from the date hereof each of the KSO Project Agreements shall terminate without notice of any kind and cease to be of any further force or effect whatsoever.

(b) The parties agree as soon as practicable to execute all such deeds, agreements, documents and do all such things as may be necessary or appropriate to give full effect to the terminations intended to be effected pursuant to
Section 6(a).

Section 7. Representations and Warranties.

Each party represents and warrants that (i) it has all requisite power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder and (ii) this Settlement Agreement has been duly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties, this Settlement Agreement constitutes a legal, valid and binding obligation upon it, enforceable against it in accordance with its terms, except (A) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other

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similar laws affecting the enforcement of the other parties' rights generally and (B) general equitable principles.

Section 8. No Admission. This Settlement Agreement is entered into solely to resolve the dispute between the parties without the expense and risk of further litigation. The terms of this Settlement Agreement shall not be deemed, used or construed as evidence of any guilt or an admission on the part of any party of any liability or wrongdoing whatsoever, or of the truth of any allegations, claims or counterclaims asserted in the Arbitration Proceeding.

Section 9. Entire Agreement. This Settlement Agreement constitutes the entire agreement among the parties hereto and supercedes any other agreements, representations or warranties with respect to the subject matter hereof, whether oral or written, between or among the parties.

Section 10. Language.

This Settlement Agreement is concluded in both bahasa Indonesia and English. In the event of any inconsistency or contradiction between the bahasa Indonesia and English texts, the bahasa Indonesia text shall prevail.

Section 11. Governing Law.

This Settlement Agreement shall be governed and construed in accordance with the laws of the Republic of Indonesia.

Section 12. Dispute Resolution.

(a) Amicable Settlement. AriaWest and Telkom agree that if any difference, dispute, claim or controversy, arises out of or in connection with this Settlement Agreement, or any exhibits or schedules hereto, or its performance, including without limitation any dispute regarding its breach, existence, validity, or termination (a "Dispute"), AriaWest and Telkom will attempt, for a period of thirty (30) days after the receipt by one

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party of a written notice from the other party of the existence of the Dispute, to settle the Dispute by settlement discussions between the parties.

(b) Referral to Arbitration. If the Dispute is not settled for any reason within the 30-day period set forth in Section 11(a), then at the request of any party, the Dispute shall be finally settled by arbitration under the Rules of Arbitration (the "ICC Rules") of the International Chamber of Commerce ("ICC") then in effect. The arbitration will be conducted and the award will be rendered in the English language in London, England.

(c) Arbitral Tribunal. There shall be three arbitrators. One arbitrator will be nominated by AriaWest and one arbitrator will be nominated by Telkom. The third arbitrator, who shall be the chair of the arbitral tribunal, will be nominated by the arbitrators appointed by AriaWest and Telkom within thirty (30) days of the confirmation of the appointment of the second arbitrator, in each case in accordance with the ICC Rules. Subject to any extension that may be agreed to by the parties or granted by the International Court of Arbitration of the ICC (the "ICC Court"), if any arbitrator is not timely nominated, such arbitrator shall be appointed by the ICC Court in accordance with the ICC Rules.

(d) Provisional Relief. Notwithstanding the parties agreement to arbitrate as set forth herein, the parties agree that any party may apply to any competent judicial authority for interim or conservatory measures in support of the arbitration in accordance with Article 23 of the ICC Rules. Without prejudice to such provisional remedies in aid of arbitration as may be available from any competent judicial authority, the arbitral tribunal shall have full authority to grant provisional remedies in accordance with Article 23 of the ICC Rules.

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(e)      Arbitral Award. The parties expressly agree that leave to appeal under
Section 45 or Section 69 of the English Arbitration Act 1996 may not be sought with respect to any question of law arising in the course of the arbitration or with respect to any award made. In order to further ensure the final and binding nature of the arbitral award, the parties expressly agree to waive any time limits contained in the Law of the Republic of Indonesia No. 30 of 1999. The award shall be final and binding upon the parties as from the date rendered. Judgment upon any award may be entered in any court having jurisdiction thereof.

(f) Consolidation. If any party hereto submits a request for arbitration ("Request") in connection with a Dispute, and an arbitration proceeding under any Transaction Document is already pending under the ICC Rules, the ICC Court or, if constituted, the arbitral tribunal in the pending arbitration, shall include the claims contained in the Request in the pending proceeding (regardless of whether the Terms of Reference have been signed), if the ICC Court or the arbitral tribunal finds that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(g) Agreement in Effect. Save as otherwise provided for herein, this Settlement Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(h)      Binding on Successors. This arbitration agreement set forth in this
Section 12 shall be binding upon the parties, their successors and assigns.

Section 13. Counterparts.

This Settlement Agreement may be signed in any number of counterparts, all of which when taken together shall constitute one agreement and a party may execute this Settlement Agreement by signing any counterpart.

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Section 14. No Assignment.

Neither any rights nor any obligations arising under this Settlement Agreement may be assigned by any party to any other person without the prior written consent of the other party hereto.

Section 15. Amendments.

No modification or restatement of or amendment or supplement to this Settlement Agreement shall be valid or binding unless set forth in writing and duly executed by all parties hereto.

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IN WITNESS WHEREOF, the duly authorized representative of each of the parties has executed this Settlement Agreement as of the date first written above.

PERUSAHAAN PERSEROAN(PERSERO)
PT TELEKOMUNIKASI INDONESIA

/s/ Kristiono
--------------------------
Name: KRISTIONO
Title: President Director

PT ARIA WEST INTERNATIONAL

[STAMPED]

/s/ Yap Tjay Hing
--------------------------
Name:  YAP TJAY HING
Title: Director
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                                    EXHIBIT A

                JOINT IRREVOCABLE REQUEST TO ARBITRATION TRIBUNAL

                             NO. 11 565/BWD/SPB/JNK

                        INTERNATIONAL CHAMBER OF COMMERCE
                       INTERNATIONAL COURT OF ARBITRATION

                   -------------------------------------------
                           PT ARIA WEST INTERNATIONAL,

                                                Claimant and Counter-Respondent,

                                      -v-

                         PERUSAHAAN PERSEROAN (PERSERO)
                       PT TELEKOMUNIKASI INDONESIA, TBK.

                                              Respondent and Counter-Claimant.

                   -------------------------------------------

                 JOINT REQUEST OF PT ARIA WEST INTERNATIONAL AND
                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA, TBK.
                TO WITHDRAW ARBITRATION CLAIMS AND COUNTERCLAIMS

                   -------------------------------------------

Kim M. Rooney                           Dana H. Freyer
White & Case LLP                        Angela G. Garcia
9th Floor, Gloucester Tower             Skadden, Arps, Slate,
11 Pedder Street, Central                   Meagher & Flom LLP
Hong Kong                               Four Times Square
                                        New York, NY 10036

-and-                                   Counsel for Respondent and
                                        Counter-Claimant
Stephen Bond
White & Case LLP
11, Boulevard de la Madeleine
75001 Paris

Counsel for Claimant and Counter-
Respondent

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         1.       Through their undersigned counsel, Claimant and Counter-
Respondent PT Aria West International ("AriaWest") and Respondent and Counter-Claimant Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia, TBK ("Telkom"), having now settled their dispute and having agreed to withdraw this arbitration and all claims and counterclaims asserted herein, hereby request that this arbitration and all claims and counterclaims which the parties have asserted herein be withdrawn.

         2. Telkom and AriaWest have further agreed to share and pay on an equal basis the administrative fees, arbitrators' fees and expenses of the arbitration proceeding, except that each party shall be responsible for, and shall pay, its own fees, costs and expenses which have arisen in the arbitration proceeding, including, without limitation, the fees, costs and expenses of its own attorneys, advisors and experts.

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Dated: July 31,2003                     Respectfully submitted,

________________________________          ________________________________
Kim M. Rooney                             Dana H. Freyer
White & case LLP                          Angela G. Garcia
9th Floor, Gloucester Tower               Skadden, Arps, Slate,
11 Pedder Street, Central                 Meagher & Flom LLP
Hong Kong                                 Four Times Square
Tel: (852) 2822 8700                      New York, NY 10036
                                          Tel: (1)212 735 3000
-and-

Stephen Bond                              Counsel for Respondent and
White & Case LLP                          Counter-Claimant
11, Boulevard De La Madeleine             Perusahaan Perseroan
75001 Paris                               (Persero) PT Telekomunikasi
Tel: (331)55041515                        Indonesia, Tbk.

Counsel for Claimant
and Counter-Respondent
PT Aria West International